As filed with the Securities and Exchange Commission on October 6, 2026

Registration No. 333-285323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Warner Bros. Discovery, Inc.

Discovery Global Holdings, Inc.

Discovery Communications, LLC

Scripps Networks Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware Delaware Delaware Ohio	35-2333914 87-0943087 32-0204298 61-1551890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

230 Park Avenue South

New York, New York 10003

(212) 548-5555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephanie Kyoko McKinnon

General Counsel and Secretary

Skydance Corporation

1515 Broadway

New York, New York 10036

(212) 258-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Faiza J. Saeed Daniel J. Cerqueira Claudia J. Ricciardi Alexander E. Greenberg Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001 (212) 474-1000	Ian Nussbaum Max Schleusener Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3ASR (the “Registration Statement”) filed by Warner Bros. Discovery, Inc., a Delaware corporation (the “Company”), Discovery Global Holdings, Inc., a Delaware corporation (formerly known as WarnerMedia Holdings, Inc.) (“DGH”), Discovery Communications, LLC, a Delaware limited liability company (“DCL”), and Scripps Networks Interactive, Inc., an Ohio corporation (“Scripps,” and together with the Company, DGH and DCL, the “Registrants”), with the Securities and Exchange Commission (the “SEC”) and removes from registration all of the unsold securities registered under such Registration Statement:

•

Registration Statement on Form S-3ASR (No. 333-285323) filed with the SEC on February 27, 2025 relating to the registration of the Company’s Series A common stock, par value $0.01 per share; preferred stock, par value $0.01 per share, and depositary shares of the Company; and debt securities, guarantees, purchase contracts, warrants and units of one or more of the Registrants.

On October 6, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 27, 2026, by and among the Company, Skydance Corporation (f/k/a Paramount Skydance Corporation), a Delaware corporation (“SKYD”), and Prince Sub Inc., a Delaware corporation and a wholly owned subsidiary of SKYD (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of SKYD (the “Merger”).

As a result of the Merger, the Registrants have terminated any and all offerings of their securities pursuant to the Registration Statement. Accordingly, the Registrants hereby terminate the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered but remain unsold at the termination of the offering, hereby remove from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 6th day of October, 2026.

WARNER BROS. DISCOVERY, INC.

By:	/s/ Stephanie Kyoko McKinnon
Name: Stephanie Kyoko McKinnon
Title: Executive Vice President and General Counsel

DISCOVERY GLOBAL HOLDINGS, INC.

By:	/s/ Fraser Martin Woodford
Name: Fraser Martin Woodford
Title: Executive Vice President and Treasurer

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ Fraser Martin Woodford
Name: Fraser Martin Woodford
Title: Executive Vice President and Treasurer

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Fraser Martin Woodford
Name: Fraser Martin Woodford
Title: Executive Vice President and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.